Exhibit 10.1
                       AMENDMENT NO. 1 TO
                       EMPLOYMENT AGREEMENT



     AMENDMENT NO. 1 dated as of August 14, 2001 to the Employment Agreement dated May 19, 1998 between JLM Couture, Inc., a Delaware corporation (the "Company"), with offices at 225 West 37th Street, Fifth Floor, New York, NY 10018, and Joseph L. Murphy, an individual with a residence set forth on Schedule A attached hereto (the "Executive").

                       W I T N E S S E T H

     WHEREAS, the Company has employed the Executive as President and Chief Executive Officer pursuant to the terms of an Employment Agreement between the Company and the Executive dated May 19, 2001 (the "Agreement"); and
     WHEREAS, the Company and the Executive desire to amend the terms of the Agreement to extend the term of his employment by three years and award him 200,000 shares of Common Stock of the Company for his services to the Company upon the terms and conditions stated herein.
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:
          1. Amendment to Paragraph 2. Paragraph 2 of the Agreement is amended as follows:
                2.  Employment Term.    The Company hereby agrees
to employ the Executive and the Executive agrees to enter the employ of the Company on the terms and conditions set forth below for a term commencing as of the date hereof (the "Commencement Date"), and terminating eight years from such date, unless sooner terminated as herein provided (such term of this Agreement is herein referred to as the "Term")."
          2. Amendment to Paragraph 5(a). Paragraph 5(a) of the Agreement is amended as follows:
                5(a) As a base compensation, the Executive shall be paid at a rate set forth on Schedule B(i) attached hereto per annum during the Term (the "Base Compensation"), payable at such regular times and intervals as the Company customarily pays its employees. On or about January 5 of each year during the Term, the Board of Directors of Company agrees to review the Executive's performance hereunder and, based on such review, to grant to the Executive a bonus in an amount equal to 5 percent (5%) of pre-tax earnings of the Company for its most recent fiscal year."
          3.   Amendment to Paragraph 5(e)
     Paragraph 5(e) is added to read as follows:
                5(e) In exchange for services rendered and to be rendered to the Company, the Company awards the Executive, as additional compensation, the consideration set forth on Schedule B(ii) attached hereto and made a part hereof."
          4. Prior Agreement. The foregoing provisions shall control and supersede the relevant provisions of the Agreement, which, in all other respects, shall otherwise remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                   JLM COUTURE, INC.



                                   By:/s/Daniel Sullivan
                                      Daniel Sullivan, Chairman



                                   /s/Joseph L. Murphy
                                        Joseph L. Murphy